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                                                                   EXHIBIT 10.63

                       THE CIT GROUP/BUSINESS CREDIT, INC.
                                   THIRD FLOOR
                             300 SOUTH GRAND AVENUE
                          LOS ANGELES, CALIFORNIA 90071
                            TELEPHONE: (213) 613-2575
                           TELECOPIER: (213) 613-2588


                                 April 15, 1997


Clothestime Stores, Inc.
5325 East Hunter Avenue
Anaheim, California 92807
Attn:  Chief Financial Officer

                               Re: Limited Waiver

Ladies and Gentlemen:

               1. We refer to the Financing Agreement dated December 28, 1995, as amended from time to time (the "Agreement"), among The CIT Group/Business Credit, Inc., as Lender ("CITBC"), Clothestime Stores, Inc., as Borrower, and The Clothestime, Inc. ("TCI"), MRJ Industries, Inc., Clothestime Investment, Inc., Clothestime International, Inc., and Clothestime Acquisition Corporation, as Guarantors. The Borrower and the Guarantors are referred to herein collectively as the "Debtors." Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

               2. You have advised us of several matters in the Cases and a prospective transaction that, in the absence of this Waiver Letter, could result in violations of certain covenants set forth in the Agreement. These matters are as follows:

                      a. TCI, Norman Abramson and the Official Committee have entered into a stipulation and agreed order resolving the claims by Mr. Abramson against the Debtors and the claims by the Debtors against Mr. Abramson (the "Abramson Stipulation"). The Abramson Stipulation provides, among other things, for the Debtors' payment to Mr. Abramson, not later than 10 business days after the Abramson Stipulation is entered by the Bankruptcy Court and has become final and nonappealable, of a lump sum of $378,007.38 (the "Abramson Settlement Payment"). The Debtors and the Official Committee are jointly seeking Bankruptcy Court approval of the Abramson Stipulation.

                      b. TCI, John Ortega II and the Official Committee are negotiating the terms of a stipulation and





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Clothestime Stores, Inc.
April 15, 1997
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        agreed order resolving the claims by Mr. Ortega against the Debtors and the claims by the Debtors against Mr. Ortega (the "Ortega Stipulation"). The parties anticipate that the Ortega Stipulation will provide, among other things, for one or more payments to Mr. Ortega, in an aggregate amount not to exceed $290,765.65 (the "Ortega Settlement Payments"). The Debtors and the Official Committee anticipate seeking Bankruptcy Court approval of the Ortega Stipulation after its terms have been finalized.

                      c. On April 2, 1997, the Bankruptcy Court granted the motion (the "Wells Motion") of Wells Fargo, as agent for itself and Union Bank of California, N.A., successor to Union Bank (collectively, the "Banks"), for relief from the automatic stay to exercise Wells Fargo's and the Banks' remedies with respect to a bond issued by the New York State Dormitory Authority (the "New York Bond") and certain sales proceeds (collectively, the "Collateral") that were collateral for the Debtors' prepetition financing facility with the Banks. Such remedies include the right to sell the New York Bond on the public market and to apply the Collateral to the Banks' secured prepetition claims. The proposed order granting the relief requested in the Wells Motion that Wells Fargo has submitted to the Bankruptcy Court is attached hereto as Exhibit A and referred to herein as the "Wells Collateral Order."

                      d. The Debtors are in the process of negotiating a sale of the office and warehouse facility located at 5395 East Hunter Avenue in Anaheim, California (the "Office Building"). Pursuant to financing arrangements entered into by the Debtors with Wells Fargo and the Banks prior to the Petition Date, Wells Fargo holds a first priority lien on the Office Building, and the Banks hold a second priority lien on the Office Building. Any sale of the Office Building during the pendency of the Cases will be subject to Bankruptcy Court approval. The Debtors anticipate that, in their motion for approval of such sale, they will seek an order directing that the net proceeds of such sale (the "Office Building Sale Proceeds") be paid to Wells Fargo, to the extent of its first lien against the Office Building, and the remainder of the proceeds be applied to the secured prepetition claims of the Banks. The Bankruptcy Court order that is ultimately entered approving the sale of the Office Building is referred to herein as the "Office Building Sale Order."

               3. The Bankruptcy Court's entry of either the Abramson Stipulation or the Ortega Stipulation may result in an

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Clothestime Stores, Inc.
April 15, 1997
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Event of Default under Section 9.1(g) of the Agreement. In addition, the
Debtors' payment of the Abramson Settlement Payment or the Ortega Settlement Payments may result in a violation of Section 6.8(J) of the Agreement, and thus may result in an Event of Default under Sections 9.1(g) and 9.1(r) of the Agreement.

               4. The Bankruptcy Court's entry of the Wells Collateral Order may result in an Event of Default under Section 9.1(f) of the Agreement. Wells Fargo's exercise of its and the Banks' remedies, as authorized by the Wells Collateral Order, also may result in a violation of Section 6.8(J) of the Agreement, and thus may result in an Event of Default under Sections 9.1(g) and 9.1(r) of the Agreement.

               5. The Bankruptcy Court's entry of the Office Building Sale Order may result in an Event of Default under Section 9.1(f) of the Agreement. The sale of the Office Building and the payment of the Office Building Sale Proceeds to the Banks may result in a violation of Sections 6.8(C) and 6.8(J) of the Agreement, and thus may result in an Event of Default under Sections 9.1(g) and 9.1(r) of the Agreement.

               6. At your request, we hereby confirm to you that: (a) we hereby waive any violations of the Agreement that result from: (i) the Bankruptcy Court's entry of an order approving the Abramson Stipulation or the Ortega Stipulation or its entry of the Wells Collateral Order or the Office Building Sale Order; (ii) the Debtors' payment of the Abramson Settlement Payment or any of the Ortega Settlement Payments following the Bankruptcy Court's entry of the Abramson Stipulation or the Ortega Stipulation, as applicable; (iii) Wells Fargo's exercise of its remedies with respect to the Collateral pursuant to the Wells Collateral Order, including, without limitation, the sale of the New York Bond and the application of the Collateral to the Banks' secured prepetition claims; or (iv) the sale of the Office Building or the payment of the Office Building Sale Proceeds to Wells Fargo and the Banks; and (b) such violations shall not constitute or result in a Default or an Event of Default under the Agreement.

               7. In consideration of our execution of this Waiver Letter, you agree to pay us an Accommodation Fee of $25,000. Such fee shall be due and payable in full on the Effective Date (as hereinafter defined) and may, at our option, be charged to your Revolving Loan Account on the due date thereof. By signing below, you expressly authorize CITBC to charge your loan account pursuant hereto.


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Clothestime Stores, Inc.
April 15, 1997
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               8. This Waiver Letter shall not constitute a waiver by us of any other existing Defaults and/or Events of Default under the Agreement, whether or not we have knowledge of same, and shall not constitute a waiver of any future Defaults and/or Events of Default whatsoever.

               9. By signing below, you represent and warrant to CITBC that, as of the date hereof, no event has occurred and is continuing, or would result from the execution and effectiveness of this Waiver Letter, that would constitute a Default or Event of Default other than such Defaults or Events of Default described herein.

               10. This Waiver Letter, and the waivers set forth herein, shall be effective upon the date (such date, the "Effective Date") that CITBC shall have received in full the Accommodation Fee set forth in Paragraph 7.

               11. Except as herein specifically provided, no other amendment, modification, waiver or change of any of the other terms or provisions of the Agreement is hereby intended or implied, and all terms and conditions of the Agreement and the Loan Documents remain in full force and effect. If the foregoing is in accordance with your understanding, please sign and return to us the enclosed copy of this letter to so indicate.

                                           Very truly yours,

                                           THE CIT GROUP/BUSINESS CREDIT, INC.



                                           By: /S/BONNIE SCHAIN
                                              ----------------------------------
                                           Title: Assistant Vice President
                                                --------------------------------


Read and agreed to as of the date set forth above:

CLOTHESTIME STORES, INC.




By: /S/DOUGLAS L. PEREIRA
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   Title:       CFO
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